Mergers for Equity Trust

Omega Fund

5 . ACQUISITION

Effective on the close of business on June 14, 2002, the Fund acquired substantially all the assets and assumed certain liabilities of Wachovia New Horizons Fund in an exchange of shares. The net assets were exchanged through a tax-free exchange for 5,797 Class A shares, 3,827 Class B shares, 4,529 Class C shares and 38,019 Class I shares of the Fund. The acquired net assets consisted primarily of portfolio securities with unrealized depreciation of $91,361. The aggregate net assets of the Fund and Wachovia New Horizons Fund immediately prior to the acquisition were $1,355,538,004 and $1,035,324, respectively. The aggregate net assets of the Fund immediately after the acquisition were $1,356,573,328.

Core Equity


5. ACQUISITIONS

During the year ended September 30, 2002, the Fund had acquired various open-end management investment companies registered under the 1940 Act.

On July 14, 2002, the Fund acquired substantially all the assets and assumed certain liabilities of Wachovia Equity Fund, Wachovia Growth & Income Fund and Wachovia Personal Equity Fund in exchange for Class I and Class IS shares of the Fund.

These acquisitions were accomplished by a tax-free exchange of the respective shares of the Fund. The value of net assets acquired, number of shares issued and unrealized appreciation acquired were as follows:

                                              Number of

                     Value of Net              Shares               Unrealized
    Acquired Fund   Assets Acquired            Issued              Appreciation

----------------------- ------------------ -------------------------- ----------
Wachovia Equity Fund    $214,441,729       2,912,485 Class I          $5,631,790
                                           880,632 Class IS

Wachovia Growth &       148,350,537        1,900,654 Class I          21,073,230
Income Fund                                732,518 Class IS

Wachovia Personal       233,693,751        4,051,428 Class I          35,028,351
Equity Fund                                12,331 Class IS


The aggregate net assets of the Fund immediately following these acquisitions were $2,030,249,228.

Stock Selector

5. ACQUISITION

During the year ended September 30, 2002, the Fund had acquired various open-end management investment companies registered under the 1940 Act.

On June 14, 2002, the Fund acquired substantially all the assets and assumed certain liabilities of Wachovia Quantitative Equity Fund in exchange for Class A, Class B and Class I shares of the Fund.

On October 13, 2000, the Fund acquired substantially all the assets and assumed certain liabilities of CoreStates Equity Fund in exchange for Class I shares of the Fund.

These acquisitions were accomplished by a tax-free exchange of the respective shares of the Fund. The value of net assets acquired, number of shares issued, unrealized appreciation acquired and the aggregate net assets of the Fund immediately after each acquisition were as follows:

                                                   Number of
                           Value of Net             Shares
    Acquired Fund        Assets Acquired             Issued
----------------------- ------------------ ------------------- ---------------
Wachovia Quantitative        $386,574,042          2,983,488 Class A
Equity Fund                                        1,138,737 Class B
                                                  28,161,164 Class I

CoreStates Equity Fund        298,611,902      18,376,459 Class I1,316,015,011


Unrealized                      Net Assets
Appreciation                     After Acquisition
$100,582,240                     $1,114,514,532

 54,681,214                      1,316,015,011